Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Jeffrey B. Murphy, President and CEO or
Alfred L. LaTendresse, EVP and CFO
RTW, Inc.
(952) 893-0403
RTW, Inc. Reports Second Quarter Financial Results
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     MINNEAPOLIS, MN – July 26, 2007 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to manage insured and self-insured workers’ compensation, disability and absence programs, today reported net income of $818,000, or $0.15 per diluted share for the second quarter ended June 30, 2007 compared to net income of $649,000, or $0.12 per diluted share for the first quarter of 2007 and $1.4 million, or $0.26 per diluted share for the second quarter of 2006.
     “Net income grew 26 percent from the first quarter of 2007,” said Jeff Murphy, RTW’s President and CEO. “As a result of our net income, our shareholders’ equity grew to $52.5 million or approximately $10.14 per share. We expect the growth trend in net income to continue for the remainder of 2007. Despite the fact that we have been profitable for the past five years and have had positive earnings 21 out of the past 22 quarters, our market value lags book value. We believe that the current market value does not accurately reflect our intrinsic value. We are committed to doing what is necessary to increase our market value to a level that better reflects the company’s current intrinsic value.”
     Premiums earned in the second quarter totaled $10.1 million, down 9.0 percent from $11.0 million for the same period in 2006. Premiums in force increased to $48.4 million at July 1, 2007 compared to $47.5 million on December 31, 2006.
     “Overall, I am pleased with the direction of the Company and satisfied with our results in the second quarter of 2007,” said Jeff Murphy, RTW’s President and CEO. “We continued to grow premiums in force in the second quarter, continuing a trend that began in the first quarter of 2007. We will continue to maintain our market discipline and only write business where we believe we can make a profit.”
     Service revenue was $1.2 million in the second quarter of 2007 compared to $1.8 million in the second quarter of 2006.

     “While service revenue has been less predictable than we would like over the most recent four quarters, we learned much from our experiences, adjusted our approach and believe we are on the right track today,” said Murphy. “We made some tough decisions late in the second quarter and restructured our Absentia sales and marketing team and process to reflect what we learned and further fine-tuned our approach.
•	We added a number of new customers in the past 60 days that will contribute to revenue on a growing basis well into 2008 including a large customer that will further expand our reach, new regional TPA business and tail claim management business. We continue to see opportunities and will add business that will grow with us on a long-term basis;

•	On July 1, we increased our ability to deliver services and can now deliver TPA services in 50 states; and

•	We are today providing services to customers with operations in over 35 states.
     We are committed to growing service revenue and remain excited about the future prospects of the service business.”
Other Three and Six Month Result Information
     Net income for the six months ended June 30, 2007 totaled $1.5 million or $0.28 per diluted share versus $2.5 million or $0.45 per share for the comparable period in 2006.
     Premiums earned decreased 7.9 percent to $20.1 million for the six months ended June 30, 2007 compared to $21.9 million for the same period in 2006.
     Total revenue decreased to $12.7 million for the quarter ended June 30, 2007 compared to $14.1 million for the same period in 2006, and to $25.4 million for the six months ended June 30, 2007, down from $27.8 million for the same period in 2006. For the quarter ended June 30, 2007, total revenue included investment income of $1.4 million compared to $1.3 million for the same period in 2006. For the six months ended June 30, 2007, total revenue included investment income of $2.7 million compared to investment income of $2.6 million for the same period in 2006.
     The company continued to demonstrate its ability to manage and close claims. In the second quarter and for six months ended June 30, 2007, RTW reduced unpaid claim and claim settlement expenses for 2006 and prior years by $600,000 and $1.1 million, respectively, and recorded corresponding pre-tax decreases to claim and claim settlement expenses reflecting this improvement. These amounts compare to $750,000 and $1.6 million reductions recorded for the similar periods in 2006. These results reflect our focus and commitment to continually improve our ability to affect outcomes for open claims from prior accident years.

Other Events
     In addition to the organizational changes intended to improve service revenue, the company implemented a plan to reduce operating expenses in July and expects that effort to improve profitability in future quarters.
     On May 14, 2007, A.M. Best Co. (Best), Oldwick, New Jersey, reaffirmed the B++ (Very Good) financial strength ratings of American Compensation Insurance Company and Bloomington Compensation Insurance Company. In addition, Best reaffirmed the “positive outlook” associated with the both ratings.
Conference Call Information
     RTW will host a conference call on Thursday, July 26, 2007, at 1:00 p.m. CDT. To access the conference call, participants should dial 1-800-366-7449. A replay of the conference call will be available from July 26, 2007 through July 28, 2007 by calling 1-800-405-2236 or 1-303-590-3000 and entering the Passcode 11092826#. Forward looking and material information may be discussed during the conference call.
     The live audio broadcast of RTW’s quarterly conference call will be available online through a link at the company’s website at http://www.rtwi.com/investors/investors_main.htm. The online replay will be available for approximately ninety days.
About RTW, Inc.
     RTW, Inc., based in Minneapolis, Minnesota, provides disability and absence management services, primarily directed at workers’ compensation to: (i) employers insured through our wholly-owned insurance subsidiaries, American Compensation Insurance Company (ACIC) and Bloomington Compensation Insurance Company (BCIC); (ii) self-insured employers on a fee-for-service basis; (iii) state assigned risk plans on a percent of premium basis; (iv) other insurance companies; and (v) agents and employers on a consulting basis, charging hourly fees. The company developed two proprietary systems to manage disability and absence: (i) ID15®, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and (ii) RTW Solution®, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible. The company supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC writes workers’ compensation insurance for employers primarily in Minnesota, Colorado and Michigan, but is growing in new markets including Florida, Texas, Kansas, Connecticut, North Carolina and Iowa. BCIC offers workers’ compensation insurance to selected employers in Minnesota and Colorado. In addition, through its Absentia® division, RTW has expanded and provides non-insurance products and service offerings nationally. The company’s services are effective across many industries. RTW, Inc. is traded on the Nasdaq Global Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.

Safe Harbor Statement
     Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by us to analysts and shareholders in the course of presentations about RTW, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Any forward-looking statement contained herein including statements related to our outlook for the industry and for our performance for the year 2007 and beyond, are based upon our historical performance and on current plans, estimates and expectations. The inclusion of these forward-looking statements should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. The following important factors, among others, in some cases have affected and in the future could affect our actual results and could cause our actual financial performance to differ materially from that expressed in any forward-looking statement: (i) our ability to retain renewing policies and write new business with a B++ (Very Good, Secure) rating from A.M. Best; (ii) adverse changes in the rating assigned to us by A.M. Best; (iii) our ability to extend our workers’ compensation services to self-insured employers and other alternative markets and to operate profitably in providing these services; (iv) changes in the pricing environment including those due to the cyclical nature of the property and casualty insurance industry and the effect of competition; (v) the adequacy of our unpaid claim and claim settlement expense reserves; (vi) exposure as to coverage for terrorist acts and our retention under The Terrorism Risk Insurance Extension Act of 2005 (TRIEA) and the potential expiration of TRIEA and the unpredictable nature of such events; (vii) our ability to obtain and retain reinsurance at a reasonable cost; (viii) our ability to provide our proprietary products and services to customers successfully and profitably; (ix) competition and the regulatory environment in which we operate; (x) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xi) investment risk, including those of our portfolio of fixed income securities and interest rate changes; (xii) general economic and business conditions; and (xiii) other factors as noted in our other filings with the Securities and Exchange Commission. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.
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RTW, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in 000’s, except share and per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006
REVENUES:

Gross premiums earned	$12,004	$13,193	$24,018	$26,181
Premiums ceded to excess of loss treaties	(1,954)	(2,150)	(3,872)	(4,302)

Premiums earned	10,050	11,043	20,146	21,879
Investment income	1,370	1,324	2,712	2,629
Service revenue	1,230	1,752	2,548	3,320

Total revenues	12,650	14,119	25,406	27,828

EXPENSES:

Claim and claim settlement expenses	6,852	7,323	14,140	14,482
Policy acquisition costs	1,143	1,298	2,368	2,560
General and administrative expenses	3,501	3,333	6,822	6,987

Total expenses	11,496	11,954	23,330	24,029

Income before income taxes	1,154	2,165	2,076	3,799

Income tax expense	336	731	609	1,311

Net income	$818	$1,434	$1,467	$2,488

Net income per share:
Basic	$0.16	$0.27	$0.28	$0.46

Diluted	$0.15	$0.26	$0.28	$0.45

Weighted average shares outstanding:
Basic	5,171,000	5,346,000	5,168,000	5,397,000

Diluted	5,291,000	5,540,000	5,295,000	5,587,000

RTW, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In 000’s)

	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)

ASSETS
Available-for-sale investments, at market value	$102,895	$111,089
Cash and cash equivalents	24,590	13,898
Premiums receivable	2,904	2,367
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	76,130	77,168
On paid claim and claim settlement expenses	436	767
Other assets	12,933	13,150

Total assets	$219,888	$218,439

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unpaid claim and claim settlement expenses	$149,384	$152,327
Unearned premiums	8,160	7,432
Accrued expenses and other liabilities	9,854	7,325

Total liabilities	167,398	167,084

Shareholders’ equity	52,490	51,355

Total liabilities and shareholders’ equity	$219,888	$218,439